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                                                                    EXHIBIT 99.2

                               FOOD 4 LESS, INC.
                           777 South Harbor Boulevard
                           La Habra, California 90631


                                  May 18, 1995


Dear Food 4 Less, Inc. Stockholder:

     Food 4 Less, Inc. ("FFL") is soliciting the consents of its stockholders to approve the following proposals, as more fully described in the accompanying Prospectus and Solicitation Statement:

     1. A proposed merger between FFL and its majority-owned subsidiary Food 4 Less Holdings, Inc., a California corporation ("Holdings"), pursuant to which FFL will merge (the "FFL Merger") with and into Holdings, with Holdings being the surviving corporation. In the FFL Merger, each share of FFL common stock outstanding immediately prior to the consummation of the FFL Merger will be converted into the right to receive 2.082 shares of common stock, par value $.01, of Holdings.

     2. A proposal to change the state of incorporation of Holdings from California to Delaware. Pursuant to such proposal, immediately following the FFL Merger, Holdings will be merged (the "Reincorporation Merger") with and into a wholly-owned subsidiary ("New Holdings") incorporated in Delaware. In the Reincorporation Merger, each share of common stock of Holdings outstanding immediately prior to the consummation of the Reincorporation Merger will be converted into the right to receive one share of common stock, par value $.01, of New Holdings.


     3. A proposal (the "Stockholders Agreement Proposal") to amend or terminate certain existing agreements to which FFL stockholders are parties, and to have FFL stockholders become party to (a) a new stockholders agreement (the "1995 Stockholders Agreement") which will be entered into by New Holdings and certain other parties who are investing in newly-issued preferred stock of New Holdings and (b) a related registration rights agreement (the "1995 Registration Rights Agreement"). The 1995 Stockholders Agreement and 1995 Registration Rights Agreement will replace the FFL Holdings Corporation Stock Purchase and Shareholders' Agreement dated as of May 23, 1987 (the "1987 Stockholders Agreement") and the Food 4 Less, Inc. Stockholders Agreement and related Registration Rights Agreement, each dated as of June 17, 1991 (the "1991 Stockholders Agreement" and "1991 Registration Rights Agreement," respectively).



     The FFL Merger and the Reincorporation Merger (collectively, the "Proposed Mergers") and the Stockholders Agreement Proposal are being undertaken at the request of certain investors who will purchase a minimum of $140 million of preferred stock of New Holdings in connection with New Holdings' acquisition of Ralphs Supermarkets, Inc. ("RSI"). The Proposed Mergers will simplify the holding company structure of the combined entities by consolidating all of the existing stockholders of FFL and Holdings, as well as the new preferred stockholders, at the same corporate level. This streamlining of the corporate structure will serve to facilitate the acquisition of RSI. In addition, approval of the Stockholders Agreement Proposal will eliminate conflicting contractual obligations of New Holdings and provide significant benefits to existing FFL stockholders. Following its acquisition of RSI, New Holdings will operate the largest supermarket chain in Southern California, consisting of 332 stores with combined pro forma annual sales in excess of $5 billion.



     By consenting to the Stockholders Agreement Proposal, each FFL stockholder who is a party to any of the 1987 Stockholders Agreement, the 1991 Stockholders Agreement or the 1991 Registration Rights Agreement (collectively, the "Existing Stockholders Agreements") will be deemed to consent to the termination of its rights and obligations (except for certain obligations to participate in any sale of New Holdings) under the applicable Existing Stockholders Agreements. Except for certain limited covenants contained therein, the 1987 Stockholders Agreement (but not the 1991 Stockholders Agreement or the 1991 Registration Rights Agreement) will terminate by its terms in connection with the FFL Merger. In addition, consent to the Stockholders Agreement Proposal by holders subject to the 1991 Stockholders Agreement and

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the 1991 Registration Rights Agreement will constitute consent to the amendment of each of those agreements to eliminate all contractual obligations of New Holdings and its stockholders or warrantholders thereunder (other than the obligations to participate in a sale of New Holdings). Accordingly, any FFL stockholder formerly subject to the 1987 Stockholders Agreement, and (if the Stockholders Agreement Proposal is approved by the holders of the requisite shares required for amendment under the 1991 Stockholders Agreement) any FFL Stockholder subject to the 1991 Stockholders Agreement, will have no substantial rights under any stockholders agreement unless such holder consents to the Stockholders Agreement Proposal.



     The 1995 Registration Rights Agreement will give to FFL stockholders (who will become New Holdings stockholders by virtue of the FFL Merger and Reincorporation Merger) "piggyback" rights to have their New Holdings shares included in any registration statements, relating to New Holdings equity securities, proposed to be filed under the Securities Act by New Holdings. The "demand" registration rights of FFL stockholders under the 1987 Stockholders Agreement and the 1991 Registration Rights Agreement are no longer exercisable in that their exercise requires the participation of Yucaipa, Apollo or other FFL stockholders who have agreed to become party to the 1995 Stockholders Agreement. Accordingly, such demand registration rights will be terminated.



     The members of the Board of Directors of FFL, Holdings and New Holdings, as applicable, have unanimously approved the terms of the Proposed Mergers and the Stockholders Agreement Proposal. THE BOARD OF DIRECTORS OF FFL RECOMMENDS THAT ITS STOCKHOLDERS APPROVE THE PROPOSED MERGERS AND THE STOCKHOLDERS AGREEMENT PROPOSAL, WHICH WILL PROVIDE SEVERAL IMPORTANT BENEFITS TO ITS STOCKHOLDERS, AS DETAILED IN THE ACCOMPANYING PROSPECTUS AND SOLICITATION STATEMENT. For a description of possible conflicts of interest of FFL directors in approving the Proposed Mergers and the Stockholders Agreement Proposal, see "The
Solicitation -- Possible Conflicts of Interest of Certain Officers and
Directors."



     The Board of Directors of FFL has fixed the close of business on May 15, 1995 as the record date for determining the stockholders entitled to consent to the FFL Merger and the Stockholders Agreement Proposal. In addition, although FFL is not a party to the Reincorporation Merger, Consents to the Reincorporation Merger are being solicited from the stockholders of FFL because upon consummation of the FFL Merger, FFL's stockholders will become the holders of more than 90% of the outstanding common shares of Holdings, which is a party to the Reincorporation Merger. See "The Solicitation -- Consents Required."



     The accompanying Prospectus and Solicitation Statement provides more detailed information describing the RSI acquisition, the Proposed Mergers and the Stockholders Agreement Proposal. Please review this information carefully.

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     In order to implement the FFL Merger, the favorable vote of a majority of the outstanding shares of FFL common stock is required, and to implement the Reincorporation Merger, the favorable vote of a majority of the outstanding shares of Holdings common stock is required. In addition, as noted above, the 1995 Stockholders Agreement and 1995 Registration Rights Agreement will inure to the benefit of only those FFL stockholders who have consented to the Stockholders Agreement Proposal. Therefore, please sign, date and complete the enclosed Consent Form in accordance with the instructions contained herein and return it as promptly as possible. Thank you in advance for your cooperation.


                                          Sincerely,

                                          Ronald W. Burkle
                                          Chairman of the Board and Chief
                                          Executive Officer

Los Angeles, California

May 18, 1995


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                           YOUR CONSENT IS IMPORTANT


         TO CONSENT TO THE PROPOSED MERGERS AND STOCKHOLDERS AGREEMENT
       PROPOSAL, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED CONSENT FORM
             AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE


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